------------------------------------------------- ------------------------------
[GRAPHIC OMITTED][GRAPHIC OMITTED]                FLEXIBLE PREMIUM ADJUSTABLE
                                                  VARIABLE LIFE INSURANCE POLICY

                                                  Nonparticipating
------------------------------------------------- ------------------------------

BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA
[BMA TOWER, P. O. BOX 412879
700 Karnes Boulevard
KANSAS CITY, MO 64141]

Call (800) 423-9398 for assistance or questions.

Business Men's Assurance Company of America (referred to in this Policy as Us, We, Our) will pay the Death Proceeds to the Beneficiary upon receipt of due proof of the Primary Insured's death. Payment will be made only if this Policy is in force on the date of the Primary Insured's death and the date of death is before the Maturity Date. We will pay the Accumulation Value of this Policy, less any Indebtedness, to the Owner on the Maturity Date if the Primary Insured is then living.

All payments are subject to the provisions of this Policy.

FREE LOOK: This Policy may be returned within [10] days after You receive it. It can be mailed or delivered to either Us or the agent who sold it. Return of this Policy by mail is effective on being postmarked, properly addressed and postage prepaid to Our Service Center. The returned Policy will be treated as if We had never issued it. We will refund all Premiums paid less any Indebtedness.

This Policy is signed at Our home office in Kansas City, Missouri.




           [GRAPHIC OMITTED][GRAPHIC OMITTED] [GRAPHIC OMITTED][GRAPHIC OMITTED]
                     Secretary                             President



The Accumulation Value in the Fixed Account will earn interest at a minimum of the guaranteed interest rate as shown on the Policy Schedule. Interest in excess of the guaranteed interest rate may be applied in the calculation of the Accumulation Value in the Fixed Account at such increased rate as We may determine.

ACCUMULATION VALUE BENEFITS PROVIDED BY THIS POLICY WHEN BASED ON THE INVESTMENT PERFORMANCE OF THE SEPARATE ACCOUNT WILL INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. THE DURATION OR AMOUNT OF THE DEATH BENEFIT MAY VARY BASED ON THE INVESTMENT PERFORMANCE OF THE SEPARATE ACCOUNT. THE DEATH BENEFIT IS DESCRIBED IN THE DEATH BENEFIT SECTION OF THIS POLICY.





THIS     IS    A    LEGAL     CONTRACT.     PLEASE     READ    IT     CAREFULLY.
--------------------------------------------------------------------------------
VL52                                                                     (9/02)






                                                               TABLE OF CONTENTS

DEFINITIONS..............................................................................................5

OWNERSHIP AND BENEFICIARY................................................................................8
         General.........................................................................................8
         Owner's Rights..................................................................................8
         Joint Ownership.................................................................................8
         Contingent Owner................................................................................8
         Change of Ownership.............................................................................8
         Assignment......................................................................................8
         Designation/Change of Beneficiary...............................................................8
         Payment of Benefits.............................................................................8
         Claims against Beneficiaries....................................................................9

THE CONTRACT.............................................................................................9
         Consideration, Entire Contract..................................................................9
         Modification of Policy..........................................................................9
         Effective Date..................................................................................9
         Incontestability...............................................................................10
         Suicide........................................................................................10
         Age, Sex.......................................................................................10
         Reports........................................................................................10
         Projection of Benefits and Values..............................................................10
         Maturity Date..................................................................................10
         Extension of Maturity Date.....................................................................11

PREMIUMS ...............................................................................................11
         Premiums.......................................................................................11
         Allocation of Premiums.........................................................................11
         Change in Premium Payments.....................................................................11
         Right to Refund................................................................................11
         Grace Period...................................................................................12
         Reinstatement..................................................................................12

SEPARATE ACCOUNT........................................................................................12
         The Separate Account...........................................................................12
         Valuation of Assets............................................................................13
         Accumulation Units.............................................................................13
         Accumulation Unit Value........................................................................13
         Net Investment Factor..........................................................................13

CHARGES AND DEDUCTIONS..................................................................................13
         Premium Charge.................................................................................13
         Monthly Deduction..............................................................................13
         Cost of Insurance Charge.......................................................................14
         Cost of Insurance Rate.........................................................................14
         Monthly Rider Charges..........................................................................14
         Policy Charge..................................................................................14
         Per $1,000 of Specified Amount Charge..........................................................14
         Risk Charge....................................................................................14
         Other Taxes....................................................................................15
         Surrender Charges..............................................................................15
         Partial Surrender Fee..........................................................................15

CALCULATION OF VALUES...................................................................................15
         Accumulation Value.............................................................................15
         Cash Surrender Value...........................................................................15
         Subaccount Accumulation Value..................................................................15
         Fixed Account Accumulation Value...............................................................16
         Interest Credited to Fixed Account.............................................................16
         Insufficient Accumulation Value................................................................16
         Continuation of Insurance......................................................................16
         Computation of Values and Reserves.............................................................17

SUSPENSION OR DEFERRAL OF PAYMENTS......................................................................17

DEATH BENEFIT...........................................................................................17
         Death Benefit..................................................................................17
         Change in Death Benefit Option.................................................................18
         Change in Specified Amount.....................................................................19

LOANS    ...............................................................................................20
         General........................................................................................20
         Loan Value.....................................................................................20
         Loan Interest (Charged)........................................................................20
         Interest Credited..............................................................................20
         Loan Repayment.................................................................................20
         Termination for Maximum Indebtedness...........................................................20

SURRENDERS..............................................................................................20
         Total Surrender................................................................................20
         Partial Surrender..............................................................................21

TRANSFERS...............................................................................................21

TERMINATION.............................................................................................22

PAYMENT OPTIONS PROVISION...............................................................................22
         Amount and Frequency of Payments...............................................................23
         Payment Options................................................................................22
         Settlement Agreement...........................................................................23
         Death of Payee.................................................................................23



                                 POLICY SCHEDULE

PLAN:    Flexible Premium Adjustable Variable Life Insurance

POLICY NUMBER:                                             [0123456789]
POLICY DATE:                                               [September 15, 2002]
MATURITY DATE*:                                            [September 15, 2067]

*The Maturity Date is the Policy Anniversary on or following the Primary Insured's 100th Birthday. Insurance may terminate prior to the Maturity Date if no Premiums are paid after the initial Premium or if additional Premiums are not sufficient to continue insurance to such date. Insurance is also affected by any changes in Monthly Deductions, the investment performance of the selected Subaccounts and the amount of interest We credit to the Fixed Account depending upon Your selections.

MONTHLY ANNIVERSARY DAY:                                      [15]

PRIMARY INSURED:                                              [John D. Doe]
                               Sex:                           [Male]
                               Issue Age:                     [35]
                               Rate Class:                    [Standard Non-Tobacco]

OWNER:                                                        [Trust for John Doe]

BENEFICIARY:                                                  As designated unless otherwise changed.

INITIAL BASE POLICY SPECIFIED AMOUNT:                         [$100,000]

DEATH BENEFIT OPTION:                                         [Level Death Benefit]

INITIAL PREMIUM:                                              [$1,441.00]

PLANNED PREMIUM:                                              [$1,441.00]
             PAYABLE:                                         [Annually]

NO-LAPSE MONTHLY MINIMUM PREMIUM:                             [$91.00]

GUARANTEED MINIMUM DEATH BENEFIT
  PREMIUM:                                                    [$00.00 or N/A]

MINIMUM BASE POLICY SPECIFIED AMOUNT:                         [$100,000.  If the Accelerated Death Benefit is
                                                              exercised, or You change the Level Death Benefit
                                                              Option to Adjustable Death Benefit Option, the Minimum
                                                              Base Policy Specified Amount becomes $50,000.]

MINIMUM INCREASE IN BASE POLICY                               [No increase in year one, $50,000, after the first
  SPECIFIED AMOUNT:                                           Policy Year]



CHARGES:
PREMIUM CHARGE:
  Policy Years 1-10:                                          [7.0%] of all Premiums
  Policy Years 11 and later:                                  [3.0%] of all Premiums

POLICY CHARGE:
  Per Policy Month for Policy Year 1:                         [$25.00]
  Per Policy Month for Policy Years 2 and later:              [$7.50 This charge is not guaranteed and may be
                                                              increased but it will not exceed $10.00.]

PER $1,000 OF SPECIFIED AMOUNT CHARGE:                        [$0.08 per month per $1,000 of Initial Base Policy
                                                              Specified Amount for first Policy Year.]

                                                              This charge is also deducted each Monthly
                                                              Anniversary Day for 12 months following an
                                                              increase to the Specified Amount.

RISK  CHARGE:
  Per Policy Month for Policy Years 1 -10:                    [0.84%, on an annual basis, of the Accumulation Value
                                                              in the Separate Account.]
  Per Policy Month for Policy Years 11 and later:             [0.36%, on an annual basis, of the Accumulation Value
                                                              in the Separate Account.]

COST OF INSURANCE:                                            See Cost of Insurance Rate provision.

SURRENDERS:
   SURRENDER CHARGES FOR INITIAL BASE POLICY SPECIFIED AMOUNT:

          Policy Year                               Surrender Charge
          -----------                               ----------------
               1                                       [$727.00]
               2                                       [$676.00]
               3                                       [$625.00]
               4                                       [$574.00]
               5                                       [$523.00]
               6                                       [$473.00]
               7                                       [$378.00]
               8                                       [$284.00]
               9                                       [$189.00]
              10                                       [$ 95.00]
              11                                       [$ 00.00]

PARTIAL SURRENDER FEE:                                        [$25]

MINIMUM PARTIAL SURRENDER AMOUNT:                             [$250.00]

REMAINING CASH SURRENDER VALUE:                               [$500.00]



ALLOCATION GUIDELINES:

         [1. Currently, You can select as many Subaccounts as You wish, including the Fixed Account.

         2. Allocation percentages must be in whole numbers and must be at least [1%]. Allocations made pursuant to a pre-scheduled transfer are not subject to these limitations.

         3.   Our Allocation Guidelines are subject to change.]

TRANSFERS:
         NUMBER OF TRANSFERS PERMITTED: [Subject to any transfer fees and any minimum and maximum amounts that may be transferred, there is no limitation on the number of transfers that can currently be made between Subaccounts. Currently, You can make unlimited transfers to the Fixed Account, subject to any transfer fees and any required minimum and maximum amounts that may be transferred. Currently, You can only make one transfer out of the Fixed Account each Policy Year. We reserve the right to modify the above, but the Owner will always be allowed at least [20] transfers between Subaccounts in a Policy Year.]

         NUMBER OF FREE TRANSFERS: [Currently, You are allowed [20] free transfers each Policy Year. Multiple transfers made on the same day are considered one transfer.]

         TRANSFER FEE: [For each transfer in excess of the free transfers permitted, the Transfer Fee is [$25]. Transfers made pursuant to a pre-scheduled transfer will not be counted in determining the application of the transfer fee.]

         MINIMUM AND MAXIMUM AMOUNT TO BE TRANSFERRED: [The minimum amount which can be transferred is $250 or Your entire interest in any Subaccount or the Fixed Account, if the remaining balance is less than $250. The maximum amount which can be transferred from the Fixed Account is limited to [25%] of the Accumulation Value in the Fixed Account. This requirement is waived if the transfer is pursuant to a pre-scheduled transfer.]

         MINIMUM AMOUNT WHICH MUST REMAIN IN AN ACCOUNT AFTER A TRANSFER:
         [$250.00 in any Subaccount or $250.00 in the Fixed Account.]

         PRE-SCHEDULED TRANSFERS: [You can elect the Dollar Cost Averaging Option, the Asset Allocation Option and the Asset Rebalancing Option. We reserve the right to limit the availability of any Subaccount or the Fixed Account for a pre-scheduled transfer.]

FIXED ACCOUNT:
  Minimum Guaranteed Interest Rate:               [3%]
  Current Interest Rate as of Policy Date:        [3%]

LOAN ACCOUNT:
  Minimum Loan Amount:                            [$250]
  Minimum Loan Account Interest Rate (Credited):  [5%] for Policy Years 1 - 10
                                                  [6%] for Policy Years 11 and
                                                       later
  Loan Interest Rate (Charged):                   [6.0% in arrears]

[BASIS OF RESERVES: The reserve interest rate is 4.00%. The reserve method is the Commissioner's Reserve Valuation Method.]

SEPARATE ACCOUNT:                   [BMA Variable Life Account A]



INVESTMENT OPTIONS:
         [INVESTORS MARK SERIES FUND, INC.
                  Intermediate Fixed Income Portfolio
                  Mid Cap Equity Portfolio
                  Money Market Portfolio
                  Global Fixed Income Portfolio
                  Small Cap Equity Portfolio
                  Large Cap Growth Portfolio
                  Large Cap Value Portfolio
                  Growth & Income Portfolio
                  Balanced Portfolio]

         [BERGER INSTITUTIONAL PRODUCTS TRUST
                  Berger IPT - International Fund]

         [AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.
                  VP Income and Growth Fund
                  VP Value Fund]

         [DREYFUS CORPORATION
                  Dreyfus Stock Index Fund
                  Dreyfus VIF-Disciplined Stock Portfolio]

         [INVESCO FUNDS GROUP, INC.
                  VIF-High Yield Fund
                  VIF-Core Equity Fund]

         [LAZARD ASSET MANAGEMENT
                  Lazard Retirement Small Cap Portfolio]

         [ALGER AMERICAN FUND
                  Alger American Growth Portfolio
                  Alger American Leveraged AllCap Portfolio
                     Alger American MidCap Growth Portfolio]

         [FIDELITY FUNDS
                  VIP Overseas Portfolio
                  VIP Growth Portfolio
                  VIP Contrafund(R) Portfolio]


RIDERS:  [Covered Insured Rider]




SERVICE CENTER:                     [BMA
                                    2000 Wade Hampton Boulevard
                                    Greenville, SC  29615-1064
                                    1-800-423-9398]


POLICY RIDERS:

                                                                                    MONTHLY
  POLICY             NAME OF                 RIDER                                   RIDER                      PAYABLE
  RIDER1             INSURED                 DATE              AMOUNT                CHARGE                      UNTIL
    CIR             JANE J DOE             9/15/2002        $100,000.00              $7.00*                    9/15/2067
    CIR           JOE J PARTNER            9/15/2002        $100,000.00              $8.00*                    9/15/2067





* THESE CHARGES ARE PART OF THE MONTHLY DEDUCTION. CHARGES ARE BASED ON ATTAINED AGE AND WILL INCREASE YEARLY AS ATTAINED AGE INCREASES.



1POLICY RIDER
CIR               VL76               COVERED INSURED RIDER
CIR               VL76               COVERED INSURED RIDER





                              COVERED INSURED RIDER

THE MONTHLY RIDER CHARGES SHOWN ARE THE CURRENT AND MAXIMUM CHARGES THAT MAY BE DEDUCTED. AFTER THE FIRST POLICY YEAR, WE MAY CHARGE LESS THAN THE GUARANTEED MAXIMUM RIDER AMOUNT.

                                INSURED #1                                           INSURED #2
COVERED INSURED                 [JANE J DOE]                                         [JOE J PARTNER]
DEATH BENEFIT                   [$100,000.00]                                        [$100,000.00]
AGE                             [35]                                                 [35]
SEX                             [FEMALE]                                             [MALE]
CLASS                           [STANDARD NON-TOBACCO]                               [STANDARD NON-TOBACCO]



                                       INSURED #1                                             INSURED #2
    BEGINNING             CURRENT                   MAXIMUM                      CURRENT                      MAXIMUM
    MO-DAY-YR          RIDER CHARGES             RIDER CHARGES                RIDER CHARGES                RIDER CHARGES

    9/15/2002              $ 7.00                    $ 7.00                      $ 8.00                       $ 8.00
    9/15/2003              $ 8.00                   $ 13.43                      $ 9.00                       $ 15.18
    9/15/2004              $ 9.00                   $ 14.43                      $ 10.00                      $ 16.18
    9/15/2005             $ 10.00                   $ 15.51                      $ 11.00                      $ 17.27
    9/15/2006             $ 11.00                   $ 16.68                      $ 12.00                      $ 18.44
    9/15/2007             $ 12.00                   $ 18.10                      $ 12.00                      $ 19.86
    9/15/2008             $ 13.00                   $ 19.60                      $ 13.00                      $ 21.36
    9/15/2009             $ 14.00                   $ 21.11                      $ 14.00                      $ 22.95
    9/15/2010             $ 15.00                   $ 22.61                      $ 15.00                      $ 24.70
    9/15/2011             $ 16.00                   $ 24.12                      $ 16.00                      $ 26.62
    9/15/2012             $ 18.00                   $ 25.79                      $ 18.00                      $ 28.80
    9/15/2013             $ 19.00                   $ 27.54                      $ 20.00                      $ 31.14
    9/15/2014             $ 20.00                   $ 29.46                      $ 21.00                      $ 33.65
    9/15/2015             $ 22.00                   $ 31.47                      $ 24.00                      $ 36.41
    9/15/2016             $ 24.00                   $ 33.73                      $ 26.00                      $ 39.42
    9/15/2017             $ 26.00                   $ 36.24                      $ 28.00                      $ 42.85
    9/15/2018             $ 28.00                   $ 39.00                      $ 30.00                      $ 46.79
    9/15/2019             $ 30.00                   $ 42.18                      $ 33.00                      $ 51.31
    9/15/2020             $ 32.00                   $ 45.70                      $ 36.00                      $ 56.51
    9/15/2021             $ 35.00                   $ 49.30                      $ 40.00                      $ 62.30
    9/15/2022             $ 37.00                   $ 53.16                      $ 43.00                      $ 68.76
    9/15/2023             $ 39.00                   $ 57.01                      $ 47.00                      $ 75.82
    9/15/2024             $ 42.00                   $ 60.79                      $ 51.00                      $ 83.30
    9/15/2025             $ 45.00                   $ 64.56                      $ 56.00                      $ 91.63
    9/15/2026             $ 48.00                   $ 68.84                      $ 61.00                      $100.98
    9/15/2027             $ 51.00                   $ 73.88                      $ 67.00                      $111.43
    9/15/2028             $ 55.00                   $ 80.10                      $ 73.00                      $123.08
    9/15/2029             $ 59.00                   $ 87.84                      $ 80.00                      $136.52



BASIS OF RESERVES - THE INTEREST RATE IS 4.50% FOR RESERVES. THE RESERVE METHOD IS THE COMMISSIONERS RESERVE VALUATION METHOD.



                              COVERED INSURED RIDER

THE MONTHLY RIDER CHARGES SHOWN ARE THE CURRENT AND MAXIMUM CHARGES THAT MAY BE DEDUCTED. AFTER THE FIRST POLICY YEAR, WE MAY CHARGE LESS THAN THE GUARANTEED MAXIMUM RIDER AMOUNT.

                                INSURED #1                                           INSURED #2
COVERED INSURED                 [JANE J DOE]                                         [JOE J PARTNER]
DEATH BENEFIT                   [$100,000.00]                                        [$100,000.00]
AGE                             [35]                                                 [35]
SEX                             [FEMALE]                                             [MALE]
CLASS                           [STANDARD NON-TOBACCO]                               [STANDARD NON-TOBACCO]



                                       INSURED #1                                             INSURED #2
    BEGINNING             CURRENT                   MAXIMUM                      CURRENT                      MAXIMUM
    MO-DAY-YR          RIDER CHARGES             RIDER CHARGES                RIDER CHARGES                RIDER CHARGES

    9/15/2030             $ 63.00                   $ 97.35                      $ 87.00                     $ 151.76
    9/15/2031             $ 68.00                   $ 108.06                     $ 95.00                     $ 168.72
    9/15/2032             $ 73.00                   $ 119.62                    $ 105.00                     $ 187.34
    9/15/2033             $ 78.00                   $ 131.62                    $ 116.00                     $ 207.52
    9/15/2034             $ 84.00                   $ 143.88                    $ 129.00                     $ 229.20
    9/15/2035             $ 91.00                   $ 156.59                    $ 143.00                     $ 252.82
    9/15/2036             $ 99.00                   $ 170.76                    $ 159.00                     $ 279.08
    9/15/2037             $ 107.00                  $ 187.42                    $ 176.00                     $ 308.86
    9/15/2038             $ 117.00                  $ 207.78                    $ 195.00                     $ 342.98
    9/15/2039             $ 129.00                  $ 232.79                    $ 216.00                     $ 382.53
    9/15/2040             $ 143.00                  $ 262.85                    $ 239.00                     $ 427.49
    9/15/2041             $ 159.00                  $ 297.57                    $ 264.00                     $ 477.16






BASIS OF RESERVES - THE INTEREST RATE IS 4.50% FOR RESERVES. THE RESERVE METHOD IS THE COMMISSIONERS RESERVE VALUATION METHOD.



                  TABLE OF GUARANTEED MONTHLY COST OF INSURANCE
                       RATES per $1,000 NET AMOUNT AT RISK

                                   NON-TOBACCO

                  Monthly Rate                           Monthly Rate                            Monthly Rate
 Attained          Per $1,000           Attained          Per $1,000            Attained          Per $1,000
    Age        Male        Female          Age         Male        Female          Age         Male        Female

    20           0.14011      0.08421      50            0.42851      0.36239      75            5.30544     3.36491
    21           0.13844      0.08587      51            0.46787      0.39000      76            5.87269     3.78793
    22           0.13593      0.08671      52            0.51311      0.42181      77            6.46947     4.24349
    23           0.13260      0.08838      53            0.56509      0.45698      78            7.09996     4.73909
    24           0.12926      0.09004      54            0.62296      0.49300      79            7.78482     5.29130

    25           0.12509      0.09171      55            0.68759      0.53155      80            8.54724     5.92338
    26           0.12258      0.09422      56            0.75815      0.57012      81            9.40951     6.65582
    27           0.12091      0.09588      57            0.83297      0.60786      82           10.39222     7.50735
    28           0.12008      0.09839      58            0.91627      0.64562      83           11.49455     8.47766
    29           0.12008      0.10172      59            1.00976      0.68843      84           12.69876     9.55943

    30           0.12091      0.10423      60            1.11430      0.73883      85           13.98063    10.74440
    31           0.12342      0.10756      61            1.23080      0.80102      86           15.32651    12.02798
    32           0.12675      0.11090      62            1.36520      0.87840      87           16.71801    13.41230
    33           0.13176      0.11507      63            1.51760      0.97353      88           18.15089    14.90282
    34           0.13760      0.12008      64            1.68724      1.08057      89           19.64755    16.51661

    35           0.14428      0.12592      65            1.87335      1.19617      90           21.23308    18.27329
    36           0.15179      0.13427      66            2.07519      1.31615      91           22.94951    20.22265
    37           0.16181      0.14428      67            2.29201      1.43883      92           24.87000    22.45281
    38           0.17266      0.15513      68            2.52819      1.56592      93           27.20133    25.14857
    39           0.18435      0.16682      69            2.79077      1.70761      94           30.42888    28.73602

    40           0.19855      0.18101      70            3.08860      1.87420      95           35.49222    34.15815
    41           0.21358      0.19604      71            3.42980      2.07775      96           44.51508    43.54279
    42           0.22946      0.21108      72            3.82530      2.32791      97           62.83141    62.19405
    43           0.24700      0.22611      73            4.27493      2.62850      98           83.33333    83.33333
    44           0.26622      0.24115      74            4.77159      2.97572      99           83.33333    83.33333

    45           0.28796      0.25787
    46           0.31137      0.27542
    47           0.33646      0.29464
    48           0.36406      0.31471
    49           0.39419      0.33729



We may charge less than the guaranteed maximum Cost of Insurance Rates. Any change in the Cost of Insurance Rates will apply to all insureds of the same insuring Age, sex, Rate Class and Policy Year. Guaranteed maximum Cost of Insurance Rates are greater for insureds in special Premium classes.



                  TABLE OF GUARANTEED MONTHLY COST OF INSURANCE
                       RATES per $1,000 NET AMOUNT AT RISK


                                     TOBACCO

                  Monthly Rate                           Monthly Rate                             Monthly Rate
 Attained          Per $1,000           Attained          Per $1,000            Attained           Per $1,000
    Age        Male        Female          Age        Male         Female         Age          Male         Female

    20           0.19354      0.09755      50           0.83718       0.56592      75            7.58072       4.19722
    21           0.19354      0.09922      51           0.91543       0.60702      76            8.25008       4.66976
    22           0.19020      0.10172      52           1.00386       0.65401      77            8.92720       5.16595
    23           0.18686      0.10423      53           1.10418       0.70607      78            9.61687       5.69327
    24           0.18185      0.10673      54           1.21391       0.75899      79           10.34362       6.27100

    25           0.17600      0.10923      55           1.33137       0.81363      80           11.13283       6.92258
    26           0.17266      0.11340      56           1.45577       0.86746      81           12.00894       7.66774
    27           0.17099      0.11674      57           1.58711       0.91795      82           12.98985       8.52252
    28           0.17099      0.12091      58           1.72545       0.96763      83           14.06239       9.51961
    29           0.17350      0.12592      59           1.87420       1.02071      84           15.19328      10.61311

    30           0.17767      0.13176      60           2.04024       1.08394      85           16.34562      11.78935
    31           0.18352      0.13677      61           2.22793       1.16325      86           17.49176      13.04182
    32           0.19103      0.14261      62           2.43998       1.26544      87           18.68356      14.36087
    33           0.20106      0.15012      63           2.67741       1.38974      88           19.94244      15.75618
    34           0.21275      0.15847      64           2.93784       1.52862      89           21.21198      17.23007

    35           0.22695      0.16765      65           3.21456       1.67535      90           22.51167      18.89300
    36           0.24366      0.18185      66           3.50512       1.82487      91           23.88390      20.71856
    37           0.26455      0.19855      67           3.80705       1.96953      92           25.50217      22.78829
    38           0.28796      0.21776      68           4.12480       2.11612      93           27.62219      25.28211
    39           0.31471      0.23865      69           4.47081       2.27577      94           30.59762      28.73602

    40           0.34566      0.26372      70           4.85419       2.46481      95           35.49222      34.15815
    41           0.37912      0.29046      71           5.28689       2.70488      96           44.51508      43.54279
    42           0.41595      0.31722      72           5.77849       2.99984      97           62.83141      62.19405
    43           0.45614      0.34398      73           6.32638       3.35194      98           83.33333      83.33333
    44           0.50054      0.37076      74           6.93068       3.75492      99           83.33333      83.33333

    45           0.54748      0.39921
    46           0.59612      0.42851
    47           0.64898      0.45866
    48           0.70607      0.49133
    49           0.76824      0.52736



We may charge less than the guaranteed maximum Cost of Insurance Rates. Any change in the Cost of Insurance Rates will apply to all insureds of the same insuring Age, sex, Rate Class and Policy Year. Guaranteed maximum Cost of Insurance Rates are greater for insureds in special Premium classes.


Unless otherwise provided in this Policy, or unless the content otherwise requires, the following definitions and rules of construction shall apply herein. In this Policy the neuter gender includes the feminine and masculine and the singular number includes the plural, and the word "person" includes corporation, partnership, firm, or association wherever the content so requires. "Shall" and "will" and "agrees" are mandatory, "may" is permissive. All references to the term of this Policy or the Policy term shall include any extensions of such term.

                                   DEFINITIONS

ACCUMULATION VALUE: The sum of Your Policy values in the Subaccounts, the Fixed Account and the Loan Account.

ACCUMULATION UNIT: A unit of measure used to calculate Your Accumulation Value in the Subaccounts.

AGE: Issue Age is Age last Birthday on the Policy Date. Attained Age is the Issue Age plus the number of completed Policy Years.

AUTHORIZED REQUEST: A request, in a form satisfactory to Us, which is received by the Service Center.

BENEFICIARY: The person who is named in the application or at a later date to receive the Death Proceeds of this Policy or any rider(s).

BUSINESS DAY: Each day that the New York Stock Exchange is open for business. The Separate Account will be valued each Business Day.

CASH SURRENDER VALUE: The Accumulation Value less the surrender charge, if any, and less any Indebtedness.

COMPANY:  Business Men's Assurance Company of America (BMA).

DEATH BENEFIT: The amount used to determine the Death Proceeds payable upon the death of the Primary Insured. The Death Benefit can be either Level or Adjustable.

DEATH PROCEEDS: Equal the Death Benefit less any Indebtedness and less any Monthly Deductions required if the Primary Insured dies during the Grace Period.

EVIDENCE OF INSURABILITY: Information satisfactory to Us about a proposed insured which is used to approve or reinstate this Policy or any rider(s).

FIXED ACCOUNT: A portion of the General Account into which You can allocate Net Premiums or transfer Accumulation Values. It does not share in the investment experience of any Subaccount of the Separate Account.

GENERAL ACCOUNT: Our general investment account which contains all of Our assets with the exception of the Separate Account and other segregated asset accounts.

GRACE PERIOD: The 61 days that follow the date We mail a notice to You for payment if the Cash Surrender Value is not sufficient to cover the Monthly Deduction.

INDEBTEDNESS: Unpaid Policy loans and unpaid Policy loan interest.

INITIAL BASE POLICY SPECIFIED AMOUNT: The amount selected by You as shown on the Policy Schedule.

INVESTMENT OPTION(S): Those investments available under the Policy. Current Investment Option(s) are shown on the Policy Schedule.

LOAN ACCOUNT: An account established within Our General Account for any amounts transferred from the Fixed Account and the Separate Account as a result of loans. The Loan Account is credited with interest and is not based on the experience of any Separate Account.

MATURITY DATE: The date the Accumulation Value, less any Indebtedness, becomes payable to You, as shown on the Policy Schedule, if the Primary Insured is then living.

MONTHLY ANNIVERSARY DAY: The same day of each month as the Policy Date for each succeeding month the Policy remains in force. If the Monthly Anniversary falls on a day that is not a Business Day, any Policy transaction due as of that day will be processed the first Business Day following such date.

NET PREMIUM: We deduct a Premium Charge from each Premium paid. Premium Charges are shown on the Policy Schedule. The Net Premium is the Premium paid less the Premium Charge.

OWNER: The person entitled to all the ownership rights under this Policy. If Joint Owners are named, all references to You or Owner shall mean Joint Owner.

POLICY ANNIVERSARY: The same month and day as the Policy Date for each succeeding year the Policy remains in force.

POLICY DATE: The date, as shown on the Policy Schedule, by which Policy Months, years and anniversaries are measured.

POLICY MONTH: The one month period from the Policy Date to the same date of the next month, or from one Monthly Anniversary Day to the next.

POLICY YEAR: The one year period from the Policy Date to the first Policy Anniversary or from one Policy Anniversary to the next.

PREMIUM: A payment You make towards this Policy and that does not re-pay any Indebtedness.

PRIMARY INSURED: The person whose life is insured under this Policy, as shown on the Policy Schedule.

RATE CLASS: This is anything that would affect the level of Your Premium, such as health status and tobacco use.

REINSTATEMENT: To restore coverage after this Policy has terminated.

SEPARATE ACCOUNT: A segregated asset account maintained by Us in which a portion of Our assets has been allocated for this and certain other policies. It is shown on the Policy Schedule.

SERVICE CENTER: The office indicated on the Policy Schedule of this Policy to which notices, requests and Premiums must be sent. All sums payable to Us under the Policy are payable only at the Service Center.

SPECIFIED AMOUNT: The Specified Amount is the Initial Base Policy Specified Amount plus each increase to the Specified Amount and less each decrease to the Specified Amount. The Initial Base Policy Specified Amount and the Death Benefit Option in effect on the Policy Date are shown on the Policy Schedule.

SUBACCOUNT: Separate Account assets are divided into Subaccounts. Assets of each Subaccount will be invested in shares of a corresponding Investment Option.

TERMINATED: The Primary Insured's life and the lives of any other insureds are no longer insured under any of the terms of this Policy or any riders.

UNDERWRITING PROCESS: The Underwriting Process begins the day We receive Your application at the Service Center and ends the day We receive and approve all required documents, including the Initial Premium, necessary to put the Policy in force.

US, WE, OUR:  Business Men's Assurance Company of America.

YOU, YOUR, YOURS:  The Owner of this Policy.


                            OWNERSHIP AND BENEFICIARY

General - The Owner is the person or entity so named on the Policy Schedule, unless changed. The Owner has all the interest and rights under this Policy. The Policy can be owned by Joint Owners.

The Beneficiary is the person designated by You to receive any Death Proceeds.

Owner's Rights - While the Primary Insured is alive and no Beneficiary is irrevocably named, You may:
         a. exercise all the rights and options that this Policy provides or that We permit;
         b. assign this Policy; and
         c. agree with Us to any change to this Policy.

Joint Ownership - Two or more Owners will own the Policy as joint tenants with rights of survivorship, unless otherwise requested. On the death of any of the Owners, the deceased Owner's interest in the Policy passes to the surviving Owner.

Unless otherwise provided for, all the rights and privileges of ownership may be exercised only with the consent of all Joint Owners. However, each Joint Owner shall have the right to transfer Accumulation Value and to make Premium allocations.

Contingent Owner - You may name a Contingent Owner. If the Owner, who is not a Primary Insured, dies before the Primary Insured, ownership will pass to the Contingent Owner. If there is no Contingent Owner, ownership will pass to the deceased Owner's estate.

Change of Ownership - You may name a new Owner or may name or change a Contingent Owner at any time while the Primary Insured is living. If a new Owner or Contingent Owner is named, then, unless otherwise stated, any prior designation of Contingent Owner will be voided.

You may request a change in ownership while the Primary Insured is living by sending an Authorized Request to the Service Center. When acknowledged in writing by Us, the change will take effect on the date the notice was signed. We will not be liable for payment made or action taken before the notice was acknowledged by Us.

Assignment- Assignment of this Policy will be binding on Us only after a copy of the assignment is acknowledged at the Service Center. We are not responsible for the validity of any assignment. If the assignment is absolute, all of the Owner's rights and those of any revocable Beneficiary are transferred to the assignee. If the assignment is collateral, such rights are transferred only to the extent of the assignee's interest.

Designation/Change of Beneficiary - The Beneficiary is the person named in the application or by later designation to receive the Death Proceeds provided for in this Policy or any rider.

You have the right to change a Beneficiary by sending an Authorized Request to the Service Center, unless the designation of the Primary Beneficiary has been made irrevocable. If an irrevocable Beneficiary has been designated, the Owner and irrevocable Beneficiary must act together to exercise all changes under this Policy, except transfers of Accumulation Value and Premium allocations which can be effected by the Owner. Unless otherwise indicated, the right of an irrevocable Beneficiary to receive the proceeds is terminated if the irrevocable Beneficiary dies before the Insured. When acknowledged in writing by Us, the change will take effect on the date the notice was signed. We will not be liable for payment made or action taken before the notice was acknowledged by Us.

Payment of  Benefits - Unless  otherwise  provided  for in this Policy or in the
application  or  Authorized   Request  to  the  Service  Center,  the  following
provisions apply:

                  1. a Beneficiary is either a Primary Beneficiary or a Contingent Beneficiary. If the Primary Beneficiary does not survive the Primary Insured, then any proceeds are payable to the Contingent Beneficiary;

                  2. if there are no surviving Beneficiaries, We will pay the Death Proceeds to the Owner or, if the Owner is the Primary Insured, to the estate of the Owner, or to the successors or transferees of the Owner;

                  3. two or more persons may be named as Primary Beneficiaries or Contingent Beneficiaries. In that case, We will assume the proceeds are to be paid in equal shares to the surviving Beneficiaries. The Owner can specify other than equal shares;

                  4. We may rely on the affidavit of any responsible person to determine the identity or nonexistence of Beneficiaries not identified by name. We may require proof of Age or of the continued survival of any payee.

Claims Against Beneficiaries - To the extent allowed by law, no payment of proceeds or interest will be subject to claims of a Beneficiary's creditors, or legal process against a Beneficiary.

                                  THE CONTRACT

Consideration; Entire Contract - This Policy is issued in consideration of: (a) the application; and (b) the payment in advance of the required Premium. This Policy, the application, and riders/amendments/ supplements, if any, are the entire contract between You and Us. Statements made in the application are considered representations and not warranties except in the case of fraud. No statement will void this Policy or be used in defense of a claim unless made in the application or application for Reinstatement.

If We are prohibited by any law (including, but not limited to, an Executive Order of the President of the United States), from engaging in any transaction with an individual or entity that has an interest or expectancy in this Policy, this Policy shall be void. In that event, any Premium paid shall be disbursed by Us as directed by the United States Department of Treasury or other appropriate government agency, court or administrative body.

Modification of Policy - No agent has authority to change this Policy or waive any of its provisions. Any change in this Policy will be binding on Us only when endorsed by Our President, Vice President, Secretary or Assistant Secretary.

To the extent permitted by applicable laws and regulation, We may make changes without Your consent to the provisions of this Policy to comply with any applicable federal or state laws including, but not limited to, requirements for life insurance contracts under the Internal Revenue Code. You have the right to refuse any such changes. However, in such an event, We cannot accept responsibility for the tax treatment of this Policy.

Effective Date - This Policy will be effective as soon as it has been received and accepted by You and the first Premium has been paid while the health of all persons proposed for coverage is as stated in the application. If the first Premium is paid in exchange for a conditional coverage receipt as of the date of the application, coverage will be effective as stated in that receipt.

For any increase or addition to coverage, the Effective Date will be the first Monthly Anniversary Day that falls on or next follows the date the application for the increase or addition is approved by Us.

Incontestability - This Policy will not be contestable as to statements made in the application after it has been in force during the Primary Insured's lifetime for two years from the Policy Date, except: (a) for nonpayment of Premium; and
(b) with respect to any additional benefits or Policy riders for disability or accidental death.

If the Effective Date of a rider is later than the Policy Date, the rider will not be contestable as to statements made in the application for such rider after it has been in force during the Insured's lifetime for two years from the Effective Date of such rider, except with respect to any additional benefits or Policy riders for disability or accidental death.

Any increase in Specified Amount effective after the Policy Date will not be contestable after such increase has been in force during the lifetime of the Primary Insured for the two years that follow the Effective Date of such increased Specified Amount.

If the Policy lapses and it is reinstated, We cannot contest any statements made in the Reinstatement application after the Policy has been in force during the lifetime of the Primary Insured for two years from the effective date of the Reinstatement application.

Suicide - If while this Policy is in force the Primary Insured commits suicide, while sane or insane, within two years from the Policy Date, or within two years from the date of any reinstatement of this policy, the benefit payable will be limited to all Premiums paid, less Indebtedness and less any prior partial surrenders. There will be a further deduction from the benefit payable for the total rider charges, if any, for additional insureds covered under this Policy.

If while this Policy is in force the Primary Insured commits suicide, while sane or insane, within two years from the Effective Date of any increase in coverage or additional benefits for the Primary Insured, the benefit payable with respect to such increase or additional benefits will be limited to the Premium paid for the cost of such increased coverage or additional benefits.

Age, Sex - The Age of the Primary Insured is the Age as of his or her last birthday on the Policy Date or Policy Anniversary. If the Age or sex shown on the Policy Schedule is not correct, the Death Benefit will be adjusted to that which would be purchased by the most recent cost of insurance charge at the correct Age and sex.

Reports - At least once each calendar year We will furnish You with a report showing the amount of Death Benefit, Accumulation Value, Premiums paid since last report, the amount of debt and any other information as may be required by law. Any reports sent will be sent to Your last known address.

Projection of Benefits and Values - We will provide a projection of illustrative future Death Benefits and Accumulation Values at any time after the first year upon receipt of Your Authorized Request.

Maturity Date - The Maturity Date is the date when coverage is scheduled to cease. The Maturity Date is shown on the Policy Schedule. If this Policy is in force on the Maturity Date:

                  1. all insurance benefits end; and
                  2. the Accumulation Value less any Indebtedness will be paid as You direct in a lump sum or under a payment option.

This Policy may end prior to the Maturity Date if the Cash Surrender Value is insufficient to continue coverage to such date and adequate additional Premiums are not paid.

Extension of Maturity Date - At any time within the twelve calendar months prior to the Maturity Date, You may request that the Maturity Date, as shown on the Policy Schedule, be extended. If We have received Your written request prior to the Maturity Date, and any past due Monthly Deductions have been paid, this Policy will continue in force beyond the Maturity Date until the earlier of the death of the Primary Insured or the date that We receive Your request to surrender the Policy for its Cash Surrender Value.

The Death Benefit after the Maturity Date will be the greater of the Accumulation Value and the Specified Amount. Monthly Deduction amounts will no longer be deducted from the Accumulation Value, and additional Premiums will not be accepted.

Interest on loans, if any, will continue to accrue and will be added to the total Indebtedness. Loan repayments will be accepted. The Specified Amount and the Accumulation Value will be reduced by the amount of any partial surrenders made after the original Maturity Date.

No riders will continue past the original Policy Maturity Date.

                                    PREMIUMS

Premiums - The first Premium is due on the Policy Date. The amounts and frequency of Planned Premiums are shown on the Policy Schedule. All Premiums are payable at the Service Center. We reserve the right to limit the number and amount of additional Premiums. We will provide a receipt if You request one.

You may change the frequency and/or increase or decrease the amount of Planned Premiums. Subject to the terms and conditions of this Policy, You can make additional Premium payments at any time. If an additional Premium will increase the amount of coverage, We will require Evidence of Insurability of the Primary Insured before the Net Premium is allocated to the Fixed Account or the Subaccounts.

Allocation of Premiums - Net Premiums are allocated to one or more of the Subaccounts of the Separate Account or to the Fixed Account in accordance with Your selection. Subject to the Free Look period, the initial Premium, less charges will be allocated to the Money Market Subaccount at the end of the Underwriting Process. At the end of the Free Look period, We will allocate Your Accumulation Value to the Investment Option(s) You requested in the application.

Unless You inform Us otherwise, subsequent Net Premiums are allocated in accordance with the selection in Your application. All allocations are subject to the Allocation Guidelines shown on the Policy Schedule.

Change in Premium Payments - You may elect to increase or decrease or to change the frequency of Premium payments. Unless surrendered, this Policy remains in force and will not be in default if no additional Premium payments are made. Any change may affect surrender charges, transfers, loans, policy charges or termination of the policy.

Right to Refund - To receive the tax treatment accorded life insurance under Federal laws, insurance under this Policy must initially qualify and continue to qualify as life insurance under the Internal Revenue Code. To maintain qualification to the maximum extent permitted by law, We reserve the right to return Premiums paid which We determine will cause any coverage under this Policy to fail to qualify as life insurance under applicable tax laws and any changes in applicable tax laws or will cause it to become a modified endowment contract. Additionally, We reserve the right to make changes in this Policy or to make distributions to the extent We determine necessary to continue to qualify this Policy as life insurance and to comply with applicable laws. We will provide You advance written notice of any change.

Grace Period - At the end of any Policy Month, if the Cash Surrender Value is not sufficient to cover the Monthly Deduction for the following Policy Month, a Grace Period of 61 days from such day We mail a notice informing You of this will be allowed for the payment of a Premium sufficient to cover the Monthly Deduction. This Policy will remain in force during the Grace Period.

If this Premium is not paid within the Grace Period, all coverage under this Policy and any attached rider will terminate without value at the end of the Grace Period. However, during the first five Policy Years, this Policy will not terminate if the cumulative Premiums are paid as stated in the Insufficient Accumulation Value provision.

If the Primary Insured dies during the Grace Period, the Monthly Deductions required to provide coverage to the date of the Primary Insured's death, and any Indebtedness, will be deducted from any amounts payable under this Policy.

Reinstatement - Unless surrendered for cash, this Policy may be reinstated within five years after the date of termination and prior to the Maturity Date.

Conditions of Reinstatement are:
     1. Evidence of Insurability satisfactory to Us for all persons to be insured under the reinstated Policy;
     2. payment or Reinstatement of all Indebtedness on this Policy;
     3. payment of a Premium sufficient to provide enough Accumulation Value to cover two months' Monthly Deductions due at time of termination; and
     4. payment of a Premium sufficient to keep this Policy in force for at least three Policy Months following Reinstatement.

The Effective Date of the reinstated Policy will be the first Monthly Anniversary Day that falls on or next follows the date the application for Reinstatement is approved by Us.

If this Policy terminates during the first five Policy years, the period during which the cumulative Premiums are payable (as stated in the Insufficient Accumulation Value provision) is suspended. This period will resume on the Effective Date of the reinstated Policy.

The length of any remaining period during which the Surrender Charge applies and the amount of any remaining Surrender Charge is the same on the date of Reinstatement as on the date of termination.

                                SEPARATE ACCOUNT

The Separate Account - The Separate Account is designated on the Policy Schedule. It consists of assets We have set aside and have kept separate from the rest of Our assets and those of Our other Separate Accounts. The assets of the Separate Account, equal to reserves and other liabilities of this Policy and those of other Owners, will not be charged with liabilities arising out of any other business We may conduct. The investment policy of the Separate Account shall not be changed without the approval of the Insurance Commissioner of the state of domicile of the insurer, and the investment policy is on file with the Commissioner of the state where the Policy is filed.

The Separate Account assets are divided into Subaccounts. The assets of the Subaccounts are invested in the Investment Option(s) shown on the Policy Schedule. We may add additional Investment Option(s) to those shown. You may be permitted to transfer Your Accumulation Value or allocate Net Premiums to the additional Subaccount(s). However, the right to make such transfers or allocations will be limited by any terms and conditions We may impose.

Should the shares of any Investment Option(s) become unavailable for investment by the Separate Account, or Our Board of Directors deems further investment in the shares inappropriate, We may limit further purchase of such shares or substitute shares of another Investment Option for shares already purchased.

Valuation of Assets - Assets of the Investment Option(s) held within the Subaccounts will be valued at their net asset value on each Business Day.

Accumulation Units - Accumulation Units shall be used to account for all amounts allocated to or withdrawn from the Subaccounts of the Separate Account as a result of Premiums, surrenders, transfers, or fees and charges. We will determine the number of Accumulation Units of a Subaccount purchased or canceled. This will be done by dividing the amount allocated to (or the amount withdrawn from) the Subaccount by the dollar value of one Accumulation Unit of the Subaccount as of the end of the Business Day during which the request for the transaction is received at the Service Center.

Accumulation Unit Value - The Accumulation Unit Value for each Subaccount was arbitrarily set initially. Subsequent Accumulation Unit Values for each Subaccount are determined by multiplying the Accumulation Unit Value for the immediately preceding Business Day by the Net Investment Factor for the Subaccount for the current Business Day.

The Accumulation Unit Value may increase or decrease from Business Day to Business Day.

Net Investment Factor - The Net Investment Factor is equal to (1 - C) multiplied by A divided by B, where:

            A is (i) net asset value per share of the Investment Option held in the Subaccount at the end of the current Business Day; plus
                  (ii) any dividend or capital gains per share declared on behalf of such Investment Option that has an ex-dividend date within the current Business Day.

            B is the net asset value per share of the Investment Option held by the Subaccount for the immediately preceding Business Day.

            C is a charge factor, if any, for any taxes or any tax reserve We have established as a result of the operation or maintenance of the Separate Account.

                             CHARGES AND DEDUCTIONS

Premium Charge - We deduct a Premium Charge from each Premium payment You make. The Premium Charges are set out on the Policy Schedule.

Monthly Deduction - The initial Monthly Deduction, which may be larger than subsequent Monthly Deductions, is made on the Policy Date, but does not include the Risk Charge. On each Monthly Anniversary Day We make a Monthly Deduction from the Accumulation Value of Your Policy. The Monthly Deduction equals the:

                  a. Cost of Insurance for this Policy; plus
                  b. Monthly Rider Charges, if any; plus
                  c. Risk Charge; plus
                  d. Per $1,000 of Specified Amount charge; plus
                  e. Monthly Policy Charge.

The Monthly Deduction will be taken on a pro-rata basis from the Subaccounts and the Fixed Account, exclusive of the Loan Account.

Cost of Insurance Charge - The Cost of Insurance Charge for a Policy Month equals the appropriate Cost of Insurance Rate per $1,000, including any substandard ratings, times the Net Amount at Risk. The Net Amount at Risk equals:

         Level Death Benefit. For the Level Death Benefit Option, the Net Amount
                              at Risk is the greater of:


                           1. the Specified Amount divided by [1.0032737] less
                              the Accumulation Value; or
                           2. the Accumulation Value times the applicable
                              Minimum Death Benefit Corridor Percentage divided by [1.0032737], less the Accumulation Value.

         Adjustable Death Benefit Option. For the Adjustable Death Benefit
                             Option, the Net Amount at Risk is the greater of:

                           1. the Specified Amount plus the Accumulation Value divided by [1.0032737], less the Accumulation Value; or
                           2. the Accumulation Value times the applicable Minimum Death Benefit Corridor Percentage divided by [1.0032737], less the Accumulation Value.

The Minimum Death Benefit Corridor Percentages are shown in the Death Benefit Provision.

Cost of Insurance Rate - The monthly Cost of Insurance Rate, per $1,000 of Net Amount at Risk, is based on the sex, issue Age, and Rate Class of the Primary Insured and the Policy Year. Monthly Cost of Insurance Rates will be determined by Us based on the expectations as to future experience. We may charge less than the maximum Cost of Insurance Rates as shown in the Table of Cost of Insurance Rates contained in the Policy Schedule. Any change in the Cost of Insurance Rates will apply to all Primary Insureds of the same Age, sex, Rate Class and Policy Year. Guaranteed Cost of Insurance Rates are greater for insureds in special Rate Classes.

Monthly Rider Charges - We charge separately for any riders attached to this Policy. The riders that are attached to and form a part of this Policy are listed on the Policy Schedule. We deduct the cost of the riders for a Policy Month as part of the Monthly Deduction on each Monthly Anniversary Day.

Policy Charge - We assess a Policy Charge which is set forth on the Policy Schedule. It is deducted each Monthly Anniversary Day as part of the Monthly Deduction.

Per $1,000 of Specified Amount Charge - We assess a Per $1,000 of Specified Amount Charge which is shown in the Policy Schedule. It is deducted each Monthly Anniversary Day during the first Policy Year and for 12 months following an increase to the Specified Amount as part of the Monthly Deduction.

The amount deducted each month during the first Policy Year equals the Per $1,000 of Specified Amount Charge rate as shown on the Policy Schedule times the Initial Base Policy Specified Amount and divided by 1,000. The amount deducted each month for the 12 months following an increase to the Specified Amount equals the Per $1,000 of Specified Amount Charge rate as shown on the Policy Schedule times the increase to the Specified Amount and divided by 1,000.

Risk Charge - Each Monthly Anniversary Day as part of the Monthly Deduction We deduct a Risk Charge. The Risk Charge is set forth on the Policy Schedule. The monthly Risk Charge is equal to the Accumulation Value in the Separate Account on the Monthly Anniversary Day times the annual Risk Charge percentage divided by 12.


Other Taxes - Any taxes paid to any governmental entity, whether federal, state or local, may be charged against the Policy values or Premiums. We will, in Our sole discretion, determine when taxes have resulted from: the investment experience of the Separate Account or receipt by Us of Premiums. We may at Our sole discretion, pay any such taxes when due and deduct that amount from the Accumulation Value at a later date. Payment at an earlier date does not waive any right We may have to deduct amounts at a later date. We reserve the right to establish a provision for federal income taxes if We determine, in Our sole discretion, that We will incur a tax as a result of the operation of the Separate Account. We will deduct for any income taxes incurred by Us as a result of the operation of the Separate Account whether there was a provision for taxes and whether or not it was sufficient. We will deduct any withholding taxes required by applicable law.

Surrender Charges - If this Policy is surrendered before the 10th Policy Anniversary or within 10 years following the effective date of any increase in Specified Amount, a Surrender Charge may be deducted. The amount of the Surrender Charge at the end of a Policy Year is shown on the Policy Schedule. The Surrender Charge for total surrender grades down each Policy Year and is zero in Policy Year 11. When there is a partial surrender of Cash Surrender Value, a pro-rata portion of the Surrender Charge is assessed for any amount that the Specified Amount is reduced. The pro-rata surrender charge is calculated in the same manner as for a requested decrease. (See Surrender provision.)

Partial Surrender Fee - When there is a partial surrender of the Cash Surrender Value, in addition to any Surrender Charge that may be assessed, We will charge a Partial Surrender Fee which is shown on the Policy Schedule.

                              CALCULATION OF VALUES

Accumulation Value - The total Accumulation Value reflects the Premiums paid, Premium Charges, Monthly Deductions, the investment experience of the Subaccounts selected, the interest earned on the Fixed Account, if selected, the interest earned on the Loan Account, if any loans are outstanding, and any deductions due to any partial surrenders.

Your Accumulation Value on the Policy Date equals Your initial Premium less the Premium Charge, less the initial Monthly Deduction.

On each subsequent Business Day, Your Accumulation Value equals:

                  1. the sum of Your Accumulation Values in the Subaccounts You
                     have selected; plus

                  2. Your Accumulation Value in the Fixed Account, if You have selected the Fixed Account; plus

                  3. Your Accumulation Value in the Loan Account, if any loans are outstanding.

Cash Surrender Value - The Cash Surrender Value of Your Policy on a Business Day is equal to the Accumulation Value as of the Business Day less any Indebtedness and less any surrender charge that would be assessed if the Policy were surrendered as of the Business Day.

Subaccount Accumulation Value - Your Accumulation Value in any Subaccount equals:

                  1. the number of Your Accumulation Units in that Subaccount on the Business Day; multiplied by
                  2. that Subaccount's Accumulation Unit Value for that Business Day.


Fixed Account Accumulation Value - On each Business Day, the Accumulation Value in the Fixed Account equals:

                  1. the Fixed Account Accumulation Value on the preceding Business Day plus interest from the preceding Business Day to the current Business Day; plus

                  2. the portion of the Net Premiums allocated to the Fixed Account as of the current Business Day; plus

                  3. the amount of transfers from the Subaccounts and the Loan Account to the Fixed Account as of the current Business Day; less

                  4. the amount of any transfer from the Fixed Account to the Subaccounts or the Loan Account; less

                  5. any partial surrender, any Partial Surrender Fee and any surrender and partial surrender charges deducted from the Fixed Account as of the current Business Day; less

                  6. the pro-rata portion of the Monthly Deduction from the Fixed Account as of the current Business Day if the Business Day is also a Monthly Anniversary.

Interest Credited to the Fixed Account - Interest will accrue daily at a rate not less than the Guaranteed Interest Rate shown on the Policy Schedule.

Insufficient Accumulation Value - On any Monthly Anniversary Day, if the Cash Surrender Value is not sufficient to cover the Monthly Deduction for the following month, this Policy will terminate, subject to the Grace Period provision.

During the first five Policy Years this Policy will not terminate as long as the cumulative Premiums paid to date are at least equal to (a) times (b) where:

         (a) is the number of Monthly Anniversary Days that have occurred plus one; and
         (b) is the No-Lapse Monthly Minimum Premium shown on the Policy
             Schedule.

The cumulative Premiums paid are equal to: (1) the total Premiums paid; less (2) any Indebtedness; less any (3) partial surrenders, Partial Surrender Fees assessed and any pro-rata surrender charge assessed for the partial surrenders.

If there are any changes in the No-Lapse Monthly Minimum Premium, this Policy will remain in force during the first five Policy Years as long as the cumulative Premiums received on and after the date of the change are at least equal to (c) plus (d) where:

         (c) is (a) times (b) as defined above; and
         (d) is the change in the No-Lapse Monthly Minimum Premium times the number of Monthly Anniversary Days that have occurred starting with the effective date of the change.

Any deduction for the cost of insurance after termination will not be considered a Reinstatement of this Policy or a waiver by Us of the termination. Any such deduction will be credited to the Accumulation Value as of the date of the deduction.

Continuation of Insurance - If the Planned Premiums are not paid and if no additional Premiums are paid, coverage may continue subject to the Insufficient Accumulation Value provision.


Computation of Values and Reserves - The Commissioners' 1980 Standard Ordinary Smoker or Nonsmoker Mortality Table, with interest, as shown on the Policy Schedule and compounded yearly, is used to establish reserves and guaranteed Fixed Account values.

A detailed statement of the methods of calculation has been filed with the insurance supervisory official of the jurisdiction in which this policy is delivered. All guaranteed values and benefits of this policy are not less than the minimum values and benefits required by the laws of such jurisdiction.

                       SUSPENSION OR DEFERRAL OF PAYMENTS

We reserve the right to suspend or postpone payments or transfers from the Separate Account for any period when:

                  1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);

                  2. trading on the New York Stock Exchange is restricted;

                  3. an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or

                  4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern whether the conditions described in (2) and (3) exist.

We may defer the portion of any transfer, amount payable on surrender, or Policy Loan from the Fixed Account for not more than six months.

                                  DEATH BENEFIT

Death Benefit - The amount of Death Benefit depends upon the Specified Amount and Your Policy's Accumulation Value on the date of the Primary Insured's death, and the Death Benefit Option in effect at the time of death. The Initial Base Policy Specified Amount and the Death Benefit Option in effect on the Policy Date are shown on the Policy Schedule.

         Level Death Benefit Option. The amount of the Death Benefit under the Level Death Benefit Option is the greater of:

              1. the Specified Amount on the date of death; or

              2. the Accumulation Value on the date of death multiplied by the applicable factor from the Table of Minimum Death Benefit Corridor Percentages shown below.

         Adjustable Death Benefit Option. The amount of the Death Benefit under the Adjustable Death Benefit Option is the greater of:

                  1. the Specified Amount on the date of death plus the Accumulation Value on the date of death; or

                  2. the Accumulation Value on the date of death multiplied by the applicable factor from the Table of Minimum Death Benefit Corridor Percentages shown below.


The applicable percentage is a percentage that is based on the Attained Age of the Primary Insured at the beginning of the Policy Year and is equal to the following:

---------------- ------------------------ ------------- -------------------
 Attained Age           Corridor            Attained         Corridor
                       Percentage             Age           Percentage
---------------- ------------------------ ------------- -------------------
     0-40                 250%                 60              130%
      41                  243%                 61              128%
      42                  236%                 62              126%
      43                  229%                 63              124%
      44                  222%                 64              122%
      45                  215%                 65              120%
      46                  209%                 66              119%
      47                  203%                 67              118%
      48                  197%                 68              117%
      49                  191%                 69              116%
      50                  185%                 70              115%
      51                  178%                 71              113%
      52                  171%                 72              111%
      53                  164%                 73              109%
      54                  157%                 74              107%
      55                  150%               75-90             105%
      56                  146%                 91              104%
      57                  142%                 92              103%
      58                  138%                 93              102%
      59                  134%                 94              101%
                                             95-100            100%
---------------- ------------------------ ------------- -------------------

Change in Death Benefit Option - You may change the Death Benefit option after this Policy has been in force for at least one year, subject to the following:

                  1.       You must submit an Authorized Request;

                  2. once the Death Benefit option has been changed, it cannot be changed again for one year from the date of the change;

                  3. if the Level Death Benefit Option is to be changed to the Adjustable Death Benefit Option, You must submit proof satisfactory to Us that the Primary Insured is still insurable;

                  4. if Level Death Benefit Option is changed to the Adjustable Death Benefit Option the resulting Specified Amount cannot be less than the Minimum Base Policy Specified Amount shown on the Policy Schedule. The Specified Amount will be reduced to equal the Specified Amount less the Accumulation Value on the date of change. This decrease will not result in any decrease in Surrender Charges; and

                   5. if the Adjustable Death Benefit Option is changed to Level Death Benefit Option, the Specified Amount will be increased by an amount equal to the Accumulation Value on the date of the change. This increase will not result in any increase in Surrender Charges.

Any change in a Death Benefit option will take effect on the Monthly Anniversary Date on or following the date We approve the request for the change.

Change in Specified Amount - You may change the Specified Amount of this Policy effective on any Monthly Anniversary Day after the Policy has been in force at least one year, subject to the following requirements. Once the Specified Amount has been changed, it cannot be changed again for one year from the date of a change.

         Specified Amount Increase. To increase the Specified Amount You must:

                  1. submit an application for the increase;

                  2. submit proof satisfactory to Us that the Primary Insured is an insurable risk; and

                  3. pay any additional Premium which is required.

The Specified Amount can only be increased before the Primary Insured reaches Age 80. A Specified Amount increase will take effect on the Monthly Anniversary Day on or following the day We approve the application for the increase. The Specified Amount increase must be for at least the Minimum Increase in Specified Amount shown on the Policy Schedule. Each increase will have its own surrender charge based on the increased issue Age, sex and Rate Class. The Rate Class that applies to any Specified Amount increase may be different from the Rate Class that applies to the Initial Base Policy Specified Amount. Each increase will have its own Cost of Insurance Rate.

The following changes will be made to reflect the increase:

                  1. the No-Lapse Minimum Monthly Premium will be increased;

                  2. an additional Surrender Charge for the increase in
                     Specified Amount will apply.

We will furnish You with documentation showing You any change in Rate Class for the Specified Amount increase, the amount of the increase and the additional Surrender Charges.

Specified Amount Decrease. You must request by Authorized Request any decrease in the Specified Amount. The decrease will take effect on the later of:

                  1. the Monthly Anniversary Day on or following the day We
                     receive Your request for the decrease; or

                  2. the Monthly Anniversary Day one year after the last change in Specified Amount was made.

A Specified Amount decrease will be used to reduce any previous increases to the Specified Amount which are then in effect starting with the latest increase and continuing in the reverse order in which the increases were made. If any portion of the decrease is left after all Specified Amount increases have been reduced, it will be used to reduce the Initial Base Policy Specified Amount. We will not permit a Specified Amount decrease that would reduce the Specified Amount below the Minimum Base Policy Specified Amount shown on the Policy Schedule. For any coverage change that results in a decrease in the Specified Amount, the applicable Surrender Charge for the amount of decrease will be deducted from the Accumulation Value.

The No-Lapse Minimum Monthly Premium will be reduced to reflect the Specified Amount decrease.


                                      LOANS

General - We will loan You money while this Policy is in force and not in a Grace Period, with this Policy as the sole security. We will advance a loan amount not to exceed the loan value. The loan must be secured by proper assignment of this Policy. We may defer granting loans but for not more than six months.

The Accumulation Value securing the loan is transferred to the Loan Account on a pro-rata basis. The amount transferred from each Subaccount and the Fixed Account will equal the ratio of the value each bears to the total unloaned Accumulation Value. If You desire other than the above, You may specify the specific Subaccounts or the Fixed Account from which the transfer is to be made.

Any Indebtedness will be deducted from any amount payable under this Policy.

No new loan may be taken which, in combination with existing loans and accrued interest, is greater than the Loan Value.

Loan Value - The loan value is equal to [90%] of the Accumulation Value as of the date the Authorized Request for the loan is received at the Service Center less: (a) an amount equal to the Surrender Charge, if any, that applies if this Policy is surrendered in full; (b) any existing Indebtedness; (c) interest on all Indebtedness on this Policy to the next Policy Anniversary; and (d) prior to the ninth Policy Month, an amount equal to the balance of the Monthly Deductions for the first Policy Year; or (e) on or after the ninth Policy Month, an amount equal to the sum of the next three Monthly Deductions.

Loan Interest (Charged) - Interest is payable in arrears on the first interest payment due date and on each Policy Anniversary that follows at the Loan Interest Rate which is shown on the Policy Schedule. The interest rate applies to the unpaid balance of the loan. Loan interest that is not paid when due will be added to the amount of Indebtedness.

If loan interest is not paid, the difference between the value of the Loan Account and the Indebtedness will be transferred from the Subaccounts and the Fixed Account on a pro-rata basis to the Loan Account.

Interest Credited - The Accumulation Value in the Loan Account will earn interest at a rate not less than the Minimum Loan Account Interest Rate. The Minimum Loan Account Interest Rate is shown on the Policy Schedule.

Loan Repayment - Loans may be repaid at any time while this Policy is in force. There is no minimum loan repayment amount. Any loan repayment received will be repaid according to Your current Allocation of Premiums.

Amounts received by Us will be applied as Premiums unless We are otherwise instructed to apply such amounts as repayment of the loan.

Termination for Maximum Indebtedness - This Policy will terminate when Indebtedness equals or exceeds the Accumulation Value less the Surrender Charge, if any, that applies if this Policy is surrendered in full. Termination will be effective 61 days after We send notice of the termination to Your last known address and the last known address of any assignee of record.

                                   SURRENDERS

Total Surrender - You may terminate this Policy at any time by submitting an Authorized Request to the Service Center. We will pay the Cash Surrender Value to You as of the Business Day the Authorized Request is received in good order and Our liability under this Policy will cease.

Partial Surrender - After the first Policy Year, You may surrender a part of the Cash Surrender Value by submitting an Authorized Request to the Service Center. All partial surrenders are subject to the following:

                  1. a partial surrender must be for an amount at least equal to the Minimum Partial Surrender Amount shown on the Policy Schedule.

                  2. unless You specify otherwise, the partial surrender will be deducted on a pro-rata basis from the Fixed Account and the Subaccounts; the Surrender Charge and the Partial Surrender Fee are also deducted from the Accumulation Value; the Owner may specify if a different allocation method is to be used , however the proportion to be taken from the Fixed Account may never be greater than the Fixed Account's proportion of the total unloaned Accumulation Value.

                  3. You cannot replace the surrendered Cash Surrender Value.

                  4. upon a partial surrender, the Specified Amount may be reduced if the Level Death Benefit Option is in effect. The Specified Amount will not be reduced if the Adjustable Death Benefit Option is in effect. The Specified Amount will be reduced by the amount of the partial surrender if the Policy is not in corridor.

                  5. a partial surrender is allowed twice each Policy Year and will be limited to such amounts so that the partial withdrawal will not reduce the Specified Amount below the Minimum Base Policy Specified Amount shown on the Policy Schedule or reduce the Cash Surrender Value below the remaining Cash Surrender Value amount shown on the Policy Schedule.

                  6. a pro-rata portion of the Surrender Charge is assessed for any amount by which the Specified Amount is reduced. A Partial Surrender Fee also applies.

                                    TRANSFERS

A transfer is subject to the following:

                  1. the maximum number of transfers and the number of transfers which may be made which are not subject to a Transfer Fee are shown on the Policy Schedule;

                  2. a Transfer Fee is deducted if a transfer exceeds the maximum number of free transfers. The Transfer Fee is shown on the Policy Schedule. The transfer fee is deducted from the amount which is transferred;

                  3. You may not make a transfer until the end of the Free Look period;

                  4. the minimum and maximum amounts which may be transferred are shown on the Policy Schedule;

                  5. a transfer will be effective as of the end of the Business Day when We receive an acceptable transfer request containing all required information at Our Service Center;

                  6. neither Us nor Our Service Center are liable for a transfer made in accordance with Your instructions;

                  7. We reserve the right to restrict the number of transfers per year and to restrict transfers from being made on consecutive Business Days;

                  8. Your right to make transfers is subject to modification if We determine, in Our sole opinion, that the exercise of the right by one or more Owners is, or would be, to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by Us to be to the disadvantage of other Owners. A modification could be applied to transfers to or from one or more of the Subaccounts and could include but not be limited to:

                           a. the requirement of a minimum time period
                              between each transfer;
                           b. not accepting transfer requests of an agent acting
                              under a power of attorney on behalf of more than one Owner; or
                           c. limiting the dollar amount that may be
                              transferred by an Owner at any one time.

                  9. during times of drastic economic or market conditions, We may suspend the transfer privilege temporarily without notice and treat transfer requests based on their separate components -- a redemption order with a simultaneous request for purchase of another Subaccount. In such a case, the redemption request would be processed at the source Subaccount's next determined Accumulation Unit Value but the purchase into the new Subaccount would be effective at the next determined Accumulation Unit Value for the new Subaccount only after We receive the proceeds from the Investment Option which underlies the source Subaccount or the source Subaccount otherwise receives cash.

                                   TERMINATION

This Policy will terminate on the earliest of these dates:

                  1. the Maturity Date;

                  2. the date of the Primary Insured's death;

                  3. the end of the Grace Period;

                  4. the date, as stated in the Loan provision, that the Indebtedness equals or exceeds the Accumulation Value, less the Surrender Charge, if any;

                  5. the date surrender of the Policy is effective, as stated in the Surrender provision; or

                  6. the first Monthly Anniversary Day that falls on or next follows Your Authorized Request to cancel this Policy.

We may request the return of this Policy.

                            PAYMENT OPTIONS PROVISION

At any time, by sending an Authorized Request to the Service Center, You may select any of the payment options for payment of Death Proceeds or Proceeds payable upon Maturity of the Policy described below. If at the time of payment You have not chosen an option, Your Beneficiary may select any of the payment options described below. Other payment options acceptable to Us may be elected.

An election to receive distribution under a payment option must be made no later than 60 days after the proceeds first become payable.

The Effective Date of the payment option will be the later of the date You select or the date We receive all of the required forms at the Service Center.

The first payment will be due one month (or one modal period if other than a monthly payment frequency is elected) following the Effective Date but must be made within one year of the selection of the payment option.

Payment options are available only with Our consent if (a) this Policy is assigned; or (b) any Payee is not a natural person.

Amount and Frequency of Payments: The amount of each payment under a payment option will be determined by applying the Death Proceeds or the Maturity proceeds on the Effective Date to the Annuity Tables contained in this Policy for the payment option selected. These Annuity Tables are based on the Annuity 2000 Mortality Table, with a 5 year age setback, 2% interest and a 5% expense factor. If on the Effective Date of the payment amounts, We are using tables of annuity rates for these Policies which result in larger payment options, We will use those tables instead. Where permitted, payment amounts will depend on the Age and sex of the Annuitant and Joint Annuitant, where applicable.

Upon the election of a payment option, the Death Proceeds or the Maturity proceeds will be allocated to the General Account. Payments will be fixed, and will not vary based on the experience of any Subaccount.

If the amount available to apply under any payment option is less than $2,500, We reserve the right to pay such amount in one sum, in lieu of making payments under a payment option.

Payments will automatically be made monthly. Subject to Our approval, quarterly, semi-annual or annual payments may be chosen by sending an Authorized Request to the Service Center. However, if any payment provided for would be or becomes less than $20, We would have the right to reduce the frequency of payment to an interval that will result in each payment being at least $20.

Payment Options -

Option 1 - Life Annuity. We will make monthly annuity payments during the life of the Annuitant and ceasing with the last annuity payment due prior to the Annuitant's death.

Option 2 - Life Annuity with 120 or 240 Monthly Annuity Payments Guaranteed - We will make monthly annuity payments during the life of the Annuitant with a guarantee that if at the Annuitant's death there have been less than 120 or 240 monthly annuity payments made as selected, monthly annuity payments will continue to a designated Payee for the remainder of the guaranteed period. You may elect to have the present value of the guaranteed monthly annuity payments remaining, as of the date notice of the Annuitant's death is received at the Service Center, commuted at the Statutory Calendar Year Interest Rate based on the NAIC Standard Valuation Law for Single Premium Immediate Annuities corresponding to the Effective Date of the payment option. We will require the return of this Policy and proof of death prior to the payment of any commuted values.

Option 3 - Joint and Last Survivor Annuity. We will make monthly annuity payments during the joint lifetime of the Annuitant and the Joint Annuitant. Upon the death of the Annuitant, if the Joint Annuitant is then living, annuity payments will continue to be paid during the remaining lifetime of the Joint Annuitant at a level of 100%, of the previous level, as selected. Monthly annuity payments cease with the final annuity payment due prior to the last survivor's death.

Option 4 - Joint And Last Survivor Annuity With 120 Or 240 Monthly Annuity Payments Guaranteed. We will make monthly annuity payments during the joint lifetime of the Annuitant and the Joint Annuitant. Monthly annuity payments will continue to be paid during the remaining lifetime of the Joint Annuitant at 100% of the previous level. If at the last death of the Annuitant and the Joint Annuitant, there have been less than 120 or 240 monthly annuity payments made as selected, monthly annuity payments will continue to a designated Payee for the remainder of the guaranteed period. You may elect to have the present value of the guaranteed monthly annuity payments remaining, as of the date notice of the last death of the Annuitant and Joint Annuitant is received at the Service Center, commuted at the Statutory Calendar Year Interest Rate based on the NAIC Standard Valuation Law for Single Premium Immediate Annuities corresponding to the Effective Date of the payment option. We will require the return of this Policy and proof of death prior to the payment of any commuted values.

Settlement Agreement - At the time a payment option is elected, We require exchange of this Policy for a settlement agreement which covers the payment option. The Effective Date of such agreement will be the date proceeds are applied under the settlement agreement.

Death of Payee - If the payee has died, the value of any remaining guaranteed payments will be paid to the payee's estate, unless otherwise provided in the election of the option. The value will be based on the interest rate shown in the settlement agreement, but not less than the guaranteed rate for the payment option elected.



                                  Annuity Payments for the Life of the Payee, with Guaranteed Periods

---------------------------------------------------------      -------------------------------------------------------
                  Monthly Payment per $1000 of Adj.                            Monthly Payment per $1000 of Adj.
                            Contract Value                                               Contract Value
              -------------------------------------------                  -------------------------------------------
--------------                                                 ------------
    Male                                                         Female

              -------------------------------------------                  -------------------------------------------
  Annuitant      Life        10 Years        20 Years           Annuitant      Life        10 Years       20 Years
     Age         Only       Guaranteed      Guaranteed             Age         Only       Guaranteed     Guaranteed
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     50          3.37          3.35            3.31                50          3.16          3.15           3.13
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     51          3.42          3.41            3.35                51          3.20          3.20           3.17
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     52          3.49          3.47            3.40                52          3.26          3.24           3.21
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     53          3.55          3.53            3.47                53          3.31          3.31           3.27
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     54          3.62          3.59            3.52                54          3.37          3.36           3.32
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------

---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     55          3.69          3.66            3.57                55          3.43          3.42           3.37
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     56          3.76          3.74            3.63                56          3.50          3.48           3.42
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     57          3.84          3.81            3.70                57          3.56          3.55           3.49
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     58          3.93          3.89            3.76                58          3.63          3.61           3.54
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     59          4.01          3.97            3.82                59          3.71          3.69           3.60
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------

---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     60          4.10          4.05            3.89                60          3.78          3.76           3.66
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     61          4.19          4.15            3.96                61          3.86          3.83           3.74
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     62          4.29          4.24            4.03                62          3.95          3.92           3.80
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     63          4.40          4.34            4.10                63          4.04          4.01           3.87
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     64          4.52          4.44            4.17                64          4.14          4.10           3.95
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------

---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     65          4.64          4.56            4.24                65          4.24          4.20           4.02
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     66          4.77          4.67            4.32                66          4.35          4.29           4.10
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     67          4.90          4.79            4.39                67          4.46          4.41           4.18
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     68          5.05          4.92            4.46                68          4.59          4.53           4.25
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     69          5.21          5.05            4.53                69          4.73          4.64           4.34
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------

---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     70          5.38          5.20            4.60                70          4.86          4.77           4.41
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     71          5.55          5.34            4.67                71          5.01          4.90           4.49
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     72          5.75          5.49            4.74                72          5.18          5.04           4.57
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     73          5.95          5.66            4.80                73          5.34          5.20           4.64
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     74          6.17          5.82            4.85                74          5.53          5.36           4.71
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------

---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     75          6.41          5.99            4.91                75          5.73          5.51           4.79
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     76          6.65          6.16            4.97                76          5.94          5.69           4.85
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     77          6.91          6.34            5.01                77          6.17          5.87           4.91
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     78          7.19          6.53            5.05                78          6.43          6.07           4.98
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     79          7.49          6.71            5.09                79          6.70          6.26           5.03
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------

---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     80          7.81          6.90            5.12                80          6.99          6.47           5.07
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     81          8.15          7.09            5.16                81          7.31          6.68           5.11
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     82          8.52          7.28            5.19                82          7.65          6.89           5.15
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     83          8.90          7.47            5.21                83          8.02          7.10           5.18
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     84          9.32          7.65            5.23                84          8.43          7.32           5.20
---------------------------------------------------------      -------------------------------------------------------
---------------------------------------------------------      -------------------------------------------------------
     85          9.78          7.83            5.24                85          8.86          7.53           5.22
---------------------------------------------------------      -------------------------------------------------------

Payment factors for ages and annuity forms provided by this Policy, but not shown above, are available upon request.



------------------------------------------------- ------------------------------
[GRAPHIC OMITTED][GRAPHIC OMITTED]                FLEXIBLE PREMIUM ADJUSTABLE
                                                  VARIABLE LIFE INSURANCE POLICY

                                                  Nonparticipating
------------------------------------------------- ------------------------------

BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA
[BMA TOWER, P. O. BOX 412879
700 Karnes Boulevard
KANSAS CITY, MO 64141]

Call (800) 423-9398 for assistance or questions.








VL52                                                                      (9/02)